UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

CVR Energy, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

12662P 10 8

(CUSIP Number)

October 22, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  12662P 10 8

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. Coffeyville Acquisition LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. Kelso Investment Associates VII, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. Kelso GP VII, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. Kelso GP VII, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. KEP VI, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. Philip E. Berney

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. Frank K. Bynum, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. James J. Connors, II

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. Michael B. Goldberg

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. Frank J. Loverro

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. George E. Matelich

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. Church M. Moore

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. Frank T. Nickell

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. Stanley de J. Osborne

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. David I. Wahrhaftig

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10.8

1.	Names of Reporting Persons. Thomas R. Wall, IV

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer CVR Energy, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479

Item 2.
(a)

Name of Person Filing

Coffeyville Acquisition LLC
Kelso Investment Associates VII, L.P.

Kelso GP VII, L.P.

Kelso GP VII, LLC

KEP VI, LLC

Philip E. Berney

Frank K. Bynum, Jr.

James J. Connors, II

Michael B. Goldberg

Frank J. Loverro

George E. Matelich

Church M. Moore

Frank T. Nickell

Stanley de J. Osborne

David I. Wahrhaftig

Thomas R. Wall, IV

	(b)	Address of Principal Business Office or, if none, Residence c/o Kelso & Company 320 Park Avenue, 24th Floor New York, New York 10022
	(c)	Citizenship See Item 4 of the cover pages attached hereto.
	(d)	Title of Class of Securities Common Stock, par value $0.01 per share
	(e)	CUSIP Number 12662P 10 8

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.
Item 4.	Ownership (a) through (c)
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See Item 9 of the attached cover pages.
(b)

Percent of class:

See Item 11 of the attached cover pages.  The figures reported in Item 11 of the attached cover pages are based upon the number of outstanding shares reported in the prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, by CVR Energy, Inc. on October 24, 2007, after giving effect to the underwriter’s exercise of its option to purchase 3,000,000 shares of common stock from the issuer.

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote See Item 5 of the attached cover pages.
		(ii)	Shared power to vote or to direct the vote See Item 6 of the attached cover pages.
		(iii)	Sole power to dispose or to direct the disposition of See Item 7 of the attached cover pages.
		(iv)	Shared power to dispose or to direct the disposition of See Item 8 of the attached cover pages.

Kelso GP VII, LLC (GP VII LLC) is the general partner of Kelso GP VII, L.P. (GP VII LP). GP VII LP is the general partner of Kelso Investment Associates VII, L.P. (KIA VII). KIA VII is the majority owner of Coffeyville Acquisition LLC.  Each of GP VII LLC, GP VII LP and KIA VII disclaims beneficial ownership of the securities owned of record by Coffeyville Acquisition LLC, except to the extent of their respective pecuniary interests therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.

Each of GP VII LLC, GP VII LP and KIA VII, due to their common control, could be deemed to beneficially own each other’s securities.  GP VII LLC disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LP and KIA VII, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.

GP VII LP disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC and KIA VII, except, in the case of KIA VII, to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.  KIA VII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC and GP VII LP, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.

KEP VI, LLC (KEP VI) and GP VII LLC due to their common control could be deemed to beneficially own each other’s securities.  KEP VI disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC, GP VII LP and KIA VII, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.  Each of GP VII LLC, GP VII LP and KIA VII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KEP VI, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.

KEP VI disclaims beneficial ownership of the securities owned of record by Coffeyville Acquisition LLC, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes.

Messrs. Berney, Bynum, Connors, Goldberg, Loverro, Matelich, Moore, Nickell, Osborne, Wahrhaftig and Wall may be deemed to share beneficial ownership of securities owned of record or beneficially owned by GP VII LLC, GP VII LP, KIA VII, KEP VI and Coffeyville Acquisition LLC, by virtue of their status as managing members of GP VII LLC and KEP VI, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of Messrs. Berney, Bynum, Connors, Goldberg, Loverro, Matelich, Moore, Nickell, Osborne, Wahrhaftig and Wall is the beneficial owner of these securities for purposes of Section 16 or for any other purposes.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group
Not Applicable.

Item 10.	Certification
Not applicable as this statement is filed pursuant to Rule 13d-1(d).

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:  January 24, 2008

COFFEYVILLE ACQUISITION LLC
Signature:	*
By:	James J. Connors, II, its Vice President

KELSO INVESTMENT ASSOCIATES VII, L.P
Signature:	*
By:	Kelso GP VII, L.P., its General Partner, by Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, L.P.
Signature:	*
By:	Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, LLC
Signature:	*
By:	James J. Connors, II, its Managing Member

KEP VI, LLC
Signature:	*
By:	James J. Connors, II, its Managing Member

PHILIP E. BERNEY
Signature:	*

FRANK K. BYNUM, JR.
Signature:	*

JAMES J. CONNORS, II
Signature:	/s/ JAMES J. CONNORS, II

MICHAEL B. GOLDBERG
Signature:	*

FRANK J. LOVERRO
Signature:	*

GEORGE E. MATELICH
Signature:	*

CHURCH M. MOORE
Signature:	*

FRANK T. NICKELL
Signature:	*

STANLEY DE J. OSBORNE
Signature:	*

DAVID I. WAHRHAFTIG
Signature:	*

THOMAS R. WALL, IV
Signature:	*

*By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Attorney-in-fact**

**The Powers of Attorney filed with the Securities and Exchange Commission with (i) the Form 3s, dated October 22, 2007 in respect of the securities of CVR Energy, Inc. by Kelso Investment Associates VII, L.P., Kelso GP VII, L.P., Kelso GP VII, LLC, KEP VI, LLC, Philip E. Berney, Frank K. Bynum, James J. Connors, II, Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Frank T. Nickell, Stanley de J. Osborne, David I. Wahrhaftig, and Thomas R. Wall, IV., and (ii) the Form 3 dated December 19, 2007 in respect of the securities of CVR Energy, Inc. by Church M. Moore are hereby incorporated by reference.

Exhibit A

JOINT FILING STATEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them.

Date:  January 24, 2008

COFFEYVILLE ACQUISITION LLC
Signature:	*
By:	James J. Connors, II, its Vice President

KELSO INVESTMENT ASSOCIATES VII, L.P
Signature:	*
By:	Kelso GP VII, L.P., its General Partner, by Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, L.P.
Signature:	*
By:	Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, LLC
Signature:	*
By:	James J. Connors, II, its Managing Member

KEP VI, LLC
Signature:	*
By:	James J. Connors, II, its Managing Member

PHILIP E. BERNEY
Signature:	*

FRANK K. BYNUM, JR.
Signature:	*

JAMES J. CONNORS, II
Signature:	/s/ JAMES J. CONNORS, II

MICHAEL B. GOLDBERG
Signature:	*

FRANK J. LOVERRO
Signature:	*

GEORGE E. MATELICH
Signature:	*

CHURCH M. MOORE
Signature:	*

FRANK T. NICKELL
Signature:	*

STANLEY DE J. OSBORNE
Signature:	*

DAVID I. WAHRHAFTIG
Signature:	*

THOMAS R. WALL, IV
Signature:	*

*By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Attorney-in-fact**